Exhibit 99.3

Unaudited Pro Forma Condensed Combined Balance Sheet for Matinee Media Corporation and Filtering Associates, Inc. as of December 31, 2007

	Historical Matinee Media Corporation	Historical Filtering Associates, Inc.	Pro Forma Adjustments		Pro Forma Condensed Combined Amounts

Cash and cash equivalents	$1,229,958	$—	$—		$1,229,958
Current assets	2,237,177	—	—		2,237,177
Total assets	8,996,940	—	—		8,996,940
Current liabilities	313,772	$213,193	$(13,193)	A	513,772
Total liabilities	1,315,094	$213,193	$(13,193)	A	1,515,094
Stockholders’ equity	7,681,846	$(213,193)	$13,193	B	7,481,846

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

1.   Basis of Presentation

On February 11, 2008 Matinee Media Corporation merged with and into Filtering Associates, Inc.  The surviving corporation changed its name to Matinee Media Corporation and its common stock was listed on the OTC Bulletin Board on February 19, 2008 under the new symbol “MNEM”.  Under the agreement and plan of merger, Filtering Associates shareholders maintained 8% and Matinee Media shareholders received 92% of the combined company stock.  In addition Matinee Media agreed to only assume up to $200,000 of Filtering Associates payables outstanding at the time of the merger.  Filtering Associates has had no revenue or significant operations since its inception on July 10, 2001.  The merger was accounted for as a reverse merger whereby Matinee Media is the accounting acquirer resulting in a recapitalization of Matinee Media’s equity.

The following information should be read in conjunction with the pro forma condensed combined balance sheet:

•                  Accompanying notes to the unaudited condensed combined balance sheet.

•                  Separate historical financial statements of Matinee Media Corporation for the year ended December 31, 2007 included elsewhere in this document.

•                  Separate historical financial statements of Filtering Associates, Inc. for the year ended December 31, 2007 filed with the Securities and Exchange Commission on Form 10-KSB on February 15, 2008.

The unaudited pro forma condensed combined balance sheet is presented for informational purposes only and has been prepared to illustrate the effect of Matinee Media’s merger with Filtering as of December 31, 2007.  The pro forma information is not necessarily indicative of what the balance sheet would actually have been had the merger been completed as of December 31, 2007, nor is it indicative of the future financial position of the combined entity.

2.  Pro Forma Adjustments

There were no intercompany balances or transactions between Matinee Media and Filtering Associates as of the date of this unaudited pro forma condensed combined balance sheet.

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are described as follows:

A.  In connection with the merger agreement Matinee Media agreed to assume the outstanding payables of Filtering Associates up to $200,000, thus this adjustment reduces Filtering Associates payables to that amount.

B.  The accumulated deficit of Matinee Media will be carried forward after the merger.  Operations prior to the merger will be those of Matinee Media